Exhibit 99.1

DATE: Nov. 17, 2011

MEDIA CONTACT: Jeff Pounds (918) 573-3332	INVESTOR CONTACT: Sharna Reingold (918) 573-2078

Williams Partners Completes $500 Million Offering of Senior Notes

TULSA, Okla. – Williams Partners L.P. (NYSE: WPZ) today announced that it has completed a public offering of $500 million of its 4.00-percent senior notes due 2021 at a price of 99.593 percent of par.

Williams Partners expects to use the net proceeds from the offering to repay outstanding borrowings under its senior unsecured credit facility and for general partnership purposes.

Deutsche Bank Securities Inc., RBS Securities Inc., Scotia Capital (USA) Inc. and Credit Agricole Securities (USA) Inc. acted as joint book-running managers for the offering, and DNB Markets, Inc., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., and TD Securities (USA) LLC acted as co-managers.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. A copy of the prospectus supplement and related base prospectus may be obtained on the SEC website at www.sec.gov or from the underwriters by calling Deutsche Bank Securities Inc. at (800) 503-4611, RBS Securities Inc. at (866) 884-2071 or Scotia Capital (USA) Inc. at (800) 372-3930.

About Williams Partners L.P. (NYSE: WPZ)

Williams Partners L.P. is a leading diversified master limited partnership focused on natural gas transportation; gathering, treating, and processing; storage; natural gas liquid (NGL) fractionation; and oil transportation. The partnership owns interests in three major interstate natural gas pipelines that, combined, deliver 14 percent of the natural gas consumed in the United States. The partnership’s gathering and processing assets include large-scale operations in the U.S. Rocky Mountains and both onshore and offshore along the Gulf of Mexico. Williams (NYSE: WMB) owns approximately 75 percent of Williams Partners, including the general-partner interest. More information is available at www.williamslp.com. Go to http://www.b2i.us/irpass.asp?BzID=1296&to=ea&s=0 or

http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our email list.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the partnership’s annual reports filed with the Securities and Exchange Commission.